Exhibit 10.1

                                                                                                                                    May 2, 2012

Kenneth Hannah

Ken:

Congratulations!  We are excited about the opportunity to work with you and welcome you to the jcp team.    We are pleased to confirm our employment offer for the position of EVP, Chief Financial Officer.  You will report to Michael Kramer, COO.   Your start date will be Monday, May 7, 2012.

Salary Compensation

This position is offered to you at an annualized base salary of $850,000.   In addition, subject to the terms and conditions of the attached jcpenney Signing Bonus Agreement, we are offering you a one-time cash bonus of $2,000,000.   Additional compensation components are outlined below.

Annual Performance-Based Incentive

You are eligible to participate in an annual performance-based incentive compensation program.  Your target incentive opportunity is 80% of your base salary and your maximum incentive opportunity is 160% of your base salary.  Assuming employment for a full fiscal year, your incentive compensation amount at target would be $680,000, for total earnings of $1,530,000.   The maximum incentive compensation amount would be $1,360,000 for total earnings of $2,210,000.

Your incentive compensation under this program for the 2012 fiscal year will be prorated based upon the actual number of months you are participating in the program.

Long-Term Incentive Compensation

You will receive an equity award having a fair market value of $2,500,000 on the date of grant.  The award will be delivered 100% in time-based restricted stock units.  The award will vest 100% on the third anniversary of the grant date.  The vesting of awards is contingent on your active employment with the Company on the applicable vesting date with no break in service.  In addition, your equity award will fully vest if your employment terminates for any reason other than your voluntary resignation (other than for “good reason” following a change in control) or as a result of a summary dismissal as defined in the award agreement.

Your equity award grant date is the third full trading date following the date of public release of Company earnings for the fiscal quarter in which employment begins.  If that date occurs during a blackout period in which Company insiders are prohibited from trading in the Company’s stock, your grant date will be the first trading date following the end of the blackout period.

Financial Counseling Program and Health Exam

As an officer of the Company, you are eligible to participate in the Financial Counseling Program and receive an annual Health Exam.  The Company offers the Financial Counseling Program to provide you with the means to deal with the complexities of your personal financial matters.  You may select any firm for financial counseling, keeping within the Company guidelines.  The Company will pay up to $14,500 as a first-year fee and up to $10,000 annually for each succeeding year to cover the financial counseling firm’s fees.  The Company will also provide you with an allowance of up to $3,000 for an annual health exam.

Other Programs

You are eligible for the Company’s Executive Termination Pay Agreement and the 2011 Change in Control Plan.  Both documents are attached.  Please contact Brynn Evanson, VP Compensation and Benefits, with any questions at 972-431-2629 or bevanson@jcp.com.

Non-Competition and Other Restrictions

This offer is based on the assumption that you are not subject to any non-compete or other covenant that could restrict your ability to assume your job responsibilities with us.  Please confirm whether or not you have any such restrictions and if so, please provide us with a copy of any such restrictions as soon as possible.  If you are under any non-compete or other similar restrictions, this offer may be withdrawn or modified.

The employment relationship existing between jcpenney and its employees is employment-at-will.  Under this relationship, jcpenney may, at any time, decide to end an individual’s employment with or without cause, prior notice or discipline at jcpenney sole discretion.  Likewise, any employee is free to end his or her employment at any time for any reason with or without notice.

All jcpenney associates must sign a mandatory arbitration agreement at the start of their employment.  You should review the Arbitration Agreement and Rules before your first day of employment and freely discuss any concerns with your attorney. This agreement can be found at www.jcpenney.net/associate_arbitration_agreement.

We are excited to have you join our jcpenney team and look forward to partnering with you to become America’s Favorite Store!

Regards,

/s/DEWalker

Dan Walker
Chief Talent Officer

M 949.374.3402

jcpenney  .  jcp.com
6501 Legacy Drive

Plano,  TX,  75024

My signature acknowledges that I am accepting your offer of employment as outlined in the offer letter. I acknowledge that this is not a contract of employment.

Name (Print):       Ken Hannah

Signature:            /s/ Ken Hannah

Date:                    5/3/12

J. C. Penney Company, Inc.

AGREEMENT TO RESPECT CONFIDENTIAL INFORMATION

Congratulations and welcome to jcpenney!  We are pleased and excited that you have agreed to join our team.  With your help, we will accelerate our growth and become America’s Favorite Store!

While you have been hired based on your prior accomplishments and experiences, we ask that you do not bring any confidential business information with you from any prior employer(s). Confidential information is information that may be marked as “confidential”, “proprietary” or “privileged” or any other business information that may not be known by the public.  While bringing such information to jcpenney may seem innocent, doing so can expose both you and our Company to civil and criminal liability.

The type of confidential information that should not be shared with us is the same type of information that jcpenney would not want you to share with our competitors.  If you have any questions whether the information you have from any prior employer(s) is confidential information, please contact your Human Resources Representative to discuss.

Please sign below to acknowledge your understanding and agreement.

Name (Print):       Ken Hannah

Signature:            /s/ Ken Hannah

Date:                    5/3/12

J. C. Penney Company,  Inc.

Sign-On Bonus Addendum

In addition to your base salary, you will receive a one time signing bonus in the amount of $2,000,000 less applicable taxes, within 30 days after your date of hire.

By accepting this bonus and signing the agreement below, if you voluntarily terminate your employment with jcpenney or your employment is terminated for cause within 12 months of your start date, you agree to reimburse the Company for a pro-rata portion of the signing bonus according to the following formula:

•	The amount of the Signing Bonus you will be required to reimburse jcpenney will be determined by multiplying the portion of the Signing Bonus you received by a fraction
o	The numerator of which is the number of whole calendar months that remain between the date of your termination and the first anniversary of your start date
o	The denominator of which is 12
•

You will not be required to reimburse jcpenney for any portion of your Signing Bonus if your employment is involuntarily terminated by jcpenney for any reason other than for Cause, or if your employment is terminated as a result of your death, or disability

To the extent permitted by law, associate agrees that jcpenney may deduct reimbursement payments from associate’s final paycheck and/or vacation payout. If reimbursement payments are not timely paid, the Company shall be entitled to recover reasonable collection agency fees and attorney's fees incurred by the Company because of such noncompliance.

Name (Print):       Ken Hannah

Signature:            /s/ Ken Hannah

Date:                    5/3/12